Franklin Financial Corporation Reports Third Quarter 2014 Financial Results

Richmond, Va., August 5, 2014 – Franklin Financial Corporation (NASDAQ: FRNK) (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended June 30, 2014 of $2.7 million, or $0.24 per diluted share, compared to $1.7 million, or $0.14 per diluted share, for the three months ended June 30, 2013. Net income for the nine months ended June 30, 2014 was $9.7 million, or $0.85 per diluted share, compared to $6.7 million, or $0.56 per diluted share, for the nine months ended June 30, 2013.

“We again achieved solid growth in tangible book value per share and deposits during the latest quarter, and we reduced nonperforming assets by $2.4 million and regulatory criticized assets by $3.4 million,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “During the quarter, three large loans totaling $13.2 million prepaid, generating $581,000 of prepayment fees, but causing loans, net interest income, and net interest margin to decrease compared to the March 31, 2014 quarter.”

Third Quarter Highlights

•	Tangible book value increased $0.40 per share in the three months ended June 30, 2014 to $20.77 per share.
•	Deposits increased $13.9 million, or 2.1%, during the three months ended June 30, 2014 to $684.5 million.
•	Nonperforming assets decreased $2.4 million in the three months ended June 30, 2014 to $52.4 million due primarily to sales of other real estate owned.
•	Noninterest income for the three months ended June 30, 2014 increased $1.2 million from the comparable prior year quarter due to increased gains on sales of securities, increased gains on sales of other real estate owned, and increased prepayment fees received during the current quarter.
•	Net loans decreased $10.7 million, or 2.0%, during the three months ended June 30, 2014 to $533.3 million primarily due to the prepayment of several large loans during the quarter.
•	Net interest income for the three months ended June 30, 2014 decreased $268,000 from the prior quarter and increased $449,000 from the comparable prior year quarter.
•	Net interest margin for the three months ended June 30, 2014 decreased 15 basis points to 2.71% from the prior quarter and increased 13 basis points from the comparable prior year quarter.
•	The Company repurchased 158,948 shares of its common stock for $3.2 million ($20.01 per share on average) under its previously announced stock repurchase program.

Net Interest Income

Net interest income for the three months ended June 30, 2014 decreased $268,000, or 3.8%, to $6.7 million compared to $7.0 million for the prior quarter and increased $449,000, or 7.2%, compared to $6.3 million for the three months ended June 30, 2013. Our net interest margin for the three months ended June 30, 2014 decreased 15 basis points from the prior quarter and increased 13 basis points from the same quarter in the prior year to 2.71%. Interest income on loans increased $496,000 from the comparable prior year quarter due to a $56.4 million increase in the average balance of loans, partially offset by a 27 basis point decline in yield as a result of lower interest rates for new loans due in part to increased competition for quality loans. Interest income on securities increased $28,000 from the comparable prior year quarter due to a $2.2 million increase in the average balance of securities as well as a 1 basis point increase in yield. Deposit costs increased $146,000 from the comparable prior year quarter due to a $46.6 million increase in the average balance of interest-bearing deposits as well as a 2 basis point increase in cost. FHLB borrowing costs declined $67,000 from the comparable prior year quarter due to a 19 basis point decline in cost as a result of a prepayment made during the fourth quarter of fiscal 2013, partially offset by a new advance obtained on March 14, 2014. This decline in cost was partially offset by a $1.3 million increase in the average balance of FHLB borrowings.

Net interest income for the nine months ended June 30, 2014 increased $1.6 million, or 8.0%, to $20.6 million compared to $19.0 million for the nine months ended June 30, 2013. Our net interest margin for the nine months ended June 30, 2014 increased 16 basis points from the same period in the prior year to 2.76%. Interest income on loans increased $1.7 million due to a $72.8 million increase in the average balance of loans, partially offset by a 41 basis point decline in yield as a result of lower interest rates for new loans due in part to increased competition for quality loans. Interest income on securities declined $316,000 due to a $12.1 million decrease in the average balance of securities as well as a 3 basis point decline in yield. Deposit costs increased $133,000 due to a $32.4 million increase in the average balance of interest-bearing deposits, partially offset by a 2 basis point decline in cost. FHLB borrowing costs declined $274,000 due to a $4.7 million decrease in the average balance of FHLB borrowings as well as a 9 basis point decline in cost due to a prepayment made during the fourth quarter of fiscal 2013, slightly offset by a new advance obtained on March 14, 2014.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $898,000, or 124.2%, for the three months ended June 30, 2014. The increase was due to a $637,000 increase in other service charges and fees due to a $528,000 increase in prepayment fees received in connection with the prepayment of loans as well as an increase in net gains on sales of other real estate owned of $239,000.

Noninterest income, excluding impairment charges and gains and losses on sales of securities, decreased $567,000, or 15.1%, for the nine months ended June 30, 2014. The decrease was primarily due to net gains on sales of other real estate owned, which decreased $1.2 million. This decrease was partially offset by an increase in other service charges and fees of $593,000 primarily due to a $468,000 increase in prepayment fees received in connection with the prepayment of loans.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of zero and $575,000 for the three and nine months ended June 30, 2014, respectively, compared to charges of $138,000 and $333,000 for the three and nine months ended June 30, 2013, respectively. OTTI charges for the nine months ended June 30, 2014 related entirely to the Company’s portfolio of non-agency CMOs, which were sold in January 2014.

Sales of securities resulted in net gains of $331,000 and $5.0 million for the three and nine months ended June 30, 2014, respectively, compared to $205,000 and $1.6 million for the three and nine months ended June 30, 2013, respectively. Securities sold during the three and nine months ended June 30, 2014 included equity securities of local community bank holding companies as well as the Company’s portfolio of non-agency CMOs. Gains on sales of securities also included a $323,000 gain on a corporate bond called during the nine months ended June 30, 2014.

Other Noninterest Expenses

Other noninterest expenses increased $257,000, or 5.6%, to $4.9 million for the three months ended June 30, 2014 compared to $4.6 million for the three months ended June 30, 2013. Other noninterest expenses increased $478,000, or 3.4%, to $14.4 million for the nine months ended June 30, 2014 compared to $13.9 million for the nine months ended June 30, 2013. The increase for both the three- and nine-month periods was due to an increase in other operating expenses, which increased $277,000 and $541,000 for the three- and nine-month periods, respectively, due to increased foreclosure expenses and increased stock compensation expense as a result of an accelerated vesting of stock options and restricted stock granted to a director due to the death of the director in May 2014. The increase for the nine-month period was also due to increased legal and technology costs.

Asset Quality

Nonperforming assets decreased $2.4 million in the three months ended June 30, 2014 to $52.4 million. The decrease was primarily due to sales of other real estate owned. Nonperforming loans totaled $27.7 million at June 30, 2014 compared to $28.9 million at March 31, 2014 and $49.1 million at September 30, 2013. Other real estate owned totaled $24.6 million at June 30, 2014 compared to $25.9 million at March 31, 2014 and $6.7 million at September 30, 2013. Total nonperforming loans as a percentage of total loans at June 30, 2014 were 5.07% compared to 5.17% at March 31, 2014 and 9.37% at September 30, 2013.

The Company recorded a credit provision for loan losses of $55,000 for the three months ended June 30, 2014, compared to a provision of $171,000 for the three months ended June 30, 2013. The Company recorded a provision for loan losses of $1.3 million for the nine months ended June 30, 2014, compared to $532,000 for the nine months ended June 30, 2013. The allowance for loan losses as a percentage of total loans was 1.91% at June 30, 2014 compared to 1.92% at March 31, 2014 and 1.86% at September 30, 2013.

Stock Repurchase Program

During the three months ended June 30, 2014, the Company repurchased 158,948 shares of its common stock for $3.2 million, or an average price of $20.01 per share, under its previously announced fourth stock repurchase program.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one- to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, land and land development loans, and other loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
•	the requisite stockholder or regulatory approval of the previously disclosed proposed merger with TowneBank may not be received or other conditions to the completion of the proposed merger might not be satisfied or waived; and
•	operations will continue to be impacted until the proposed merger transaction is either consummated or terminated.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2013 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(Dollars in thousands)	2014	2013	2014	2013
Operating Data:
Interest and dividend income	$10,315	$9,787	$31,089	$29,699
Interest expense	3,584	3,505	10,530	10,671
Net interest income	6,731	6,282	20,559	19,028
(Credit) provision for loan losses	(55)	171	1,338	532
Net interest income after (credit) provision for loan losses	6,786	6,111	19,221	18,496
Noninterest income:
Impairment of securities reflected in earnings	-	(138)	(575)	(333)
Gains on sales of securities, net	331	205	4,976	1,618
Gains on sales of other real estate owned	289	50	441	1,614
Other noninterest income	1,331	672	2,740	2,134
Total noninterest income	1,951	789	7,582	5,033
Other noninterest expenses	4,855	4,598	14,382	13,904

Income before provision for income taxes	3,882	2,302	12,421	9,625
Provision for income taxes	1,165	640	2,716	2,939
Net income	$2,717	$1,662	$9,705	$6,686

Per Share Data
	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
(Amounts in thousands, except per share data)	2014	2013	2014	2013
Basic net income per share	$0.25	$0.14	$0.88	$0.56
Diluted net income per share	$0.24	$0.14	$0.85	$0.56
Tangible book value per share at end of period	$20.77	$19.12	$20.77	$19.12
Shares outstanding at end of period	11,781	12,507	11,781	12,507
Weighted-average shares outstanding
Basic	10,871	11,499	11,052	11,850
Diluted	11,191	11,709	11,376	12,011

Quarterly Data

(Dollars in thousands)	June 30, 2014	March 31, 2014	September 30, 2013	June 30, 2013
Financial Condition Data:
Total assets	$1,110,176	$1,095,195	$1,059,321	$1,050,630
Cash and cash equivalents	144,216	89,175	98,914	129,309
Securities available for sale	228,632	253,289	304,998	331,521
Securities held to maturity	111,445	114,963	70,249	16,061
Loans, net	533,338	544,072	511,183	496,532
Cash surrender value of bank-owned life insurance	35,109	34,792	34,296	33,970
Deposits	684,508	670,620	646,838	629,634
Federal Home Loan Bank borrowings	174,460	174,133	163,485	173,162
Total stockholders’ equity	244,659	243,116	241,394	239,160

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	18.73%	18.68%	17.83%	17.68%
Tier 1 risk-based capital to risk weighted assets	29.46	28.48	26.32	26.98
Risk-based capital to risk weighted assets	30.72	29.74	27.57	28.23

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	June 30, 2014	March 31, 2014	September 30, 2013	June 30, 2013
Performance Ratios:
Return on average assets(2)	0.99%	1.65%	1.00%	0.63%
Return on average equity(2)	4.47	7.31	4.39	2.77
Interest rate spread(2)(3)	2.46	2.59	2.40	2.26
Net interest margin(2)(4)	2.71	2.86	2.70	2.58
Efficiency ratio(5)	60.21	62.93	60.66	64.36
Average interest-earning assets to average interest-bearing liabilities	117.56	119.36	121.33	122.14
Average equity to average assets	22.18	22.52	22.69	22.86

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains and losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	September 30, 2013	June 30, 2013
Asset Quality:
Allowance for Loan Losses
Beginning balance	$10,721	$10,464	$9,912	$10,638
Provision	(55)	296	(7)	171
Recoveries	41	93	93	56
Charge-offs	(259)	(132)	(258)	(953)
Ending balance	$10,448	$10,721	$9,740	$9,912
Nonperforming Assets at Period End
Nonaccrual loans	$27,727	$28,890	$49,131	$41,184
Other real estate owned	24,645	25,868	6,715	7,049
Total nonperforming assets	52,372	54,758	55,846	48,233
Performing troubled debt restructurings (6)	5,657	5,666	5,501	5,510
Total nonperforming assets and performing troubled debt restructurings	$58,029	$60,424	$61,347	$53,743
Allowance for loan losses as a percent of total loans at period end	1.91%	1.92%	1.86%	1.94%
Allowance for loan losses as a percent of nonperforming loans at period end	37.68	37.11	19.82	24.07
Nonperforming loans as a percent of total loans at period end	5.07	5.17	9.37	8.08
Nonperforming assets as a percent of total assets at period end	4.72	5.00	5.27	4.59
Total nonperforming assets and troubled debt restructurings to total assets at period end	5.23	5.52	5.79	5.12
Net charge-offs to average loans outstanding during the period (annualized)	0.16	0.03	0.13	0.72

(6)	Performing troubled debt restructurings do not include troubled debt restructurings that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	June 30, 2014	March 31, 2014	September 30, 2013	June 30, 2013
Net interest income	$6,731	$6,999	$6,628	$6,282
Plus: Total noninterest income	1,951	3,709	910	789
Less: Gains on sales of securities, net	(331)	(2,973)	(98)	(205)
Plus: Net impairment reflected in income	-	-	102	138
Less: Gains on sales of OREO	(289)	(40)	(198)	(50)
Total net interest income and adjusted other noninterest income	$8,062	$7,695	$7,344	$6,954

Other noninterest expenses	$4,855	$4,865	$4,621	$4,598
Less: Impairment charges on OREO	-	(8)	(160)	(78)
Less: Net losses on sales of fixed assets	-	(15)	(7)	(43)
Adjusted other noninterest expenses	$4,855	$4,842	$4,454	$4,477

Efficiency ratio	60.21%	62.93%	60.66%	64.36%